Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-110584) of IMC Global Inc. and in the related Prospectuses of our report, dated January 30, 2004, except for Notes 6 and 7, as to which the date is March 1, 2004, with respect to the financial statements of Phosphate Resource Partners Limited Partnership and our report, dated January 30, 2004, except for Note 13, as to which the date is March 1, 2003, with respect to the consolidated financial statements of IMC Phosphates Company included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

Ernst & Young LLP

Chicago, Illinois
March 12, 2004

Return to Phosphate Resource Partners Limited Partnership Form 10-K